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                                                                   EXHIBIT 10.39


                                  AGREEMENT

        This Agreement, made the 1st day of May, 1996, by and between DORSEY TRAILERS, INC., hereinafter referred to as the Company, and the International Association of Machinists and Aerospace Workers Local (Coffee) Lodge No. 1769, hereinafter called the Union.


                                  ARTICLE 1
                                 RECOGNITION

        The Company recognizes local (Coffee) Lodge 1769, International Association of Machinists and Aerospace Workers, AFL-CIO, as the sole bargaining agent for all production and maintenance employees employed by Dorsey Trailers, Inc., at its Elba, Alabama, plant, including those in the classification of machinist, electrician, foamer, refrigeration, maintenance mechanic, auto mechanic, aluminum welder, steel welder, serviceman, material expeditor, quality specialist, painter, fabricator, assembler, utility truck driver, warehouseman, janitor, surface preparer, and truck driver, but excluding office clerical employees, technical employees, professional employees, guards, and supervisors.

                                  ARTICLE 2
                              MANAGEMENT RIGHTS

        A. The Union recognizes that is the function and right of the management to exercise its own judgment and discretion in developing processes which meet customers acceptance, to meet competition, in order that its business, jobs, and wages be protected. To attain these benefits, the Union recognizes as included in, but not limited to, the following rights and duties of management.

        B. The management of the Company's business and the direction of the working forces, including the right to hire, suspend for cause or to discharge for cause, to discipline for cause, to reclassify, to transfer, to maintain order and efficiency, and the right to relieve employees from duty because of lack of work or for other legitimate reasons is vested exclusively in the company.

        C. It is further understood and recognized that all rights heretofore exercised by or inherent in the management and not expressly contracted away by the terms of this Agreement or waived herein are retained by management. Among the rights which are and continue to be vested in the Company but not intended as a wholly inclusive list of them shall be; the Company shall be the judge of all matters pertaining to the location of operations, production schedule, and the methods, processes and means of manufacture or servicing and materials to be used, including the right to introduce new and improved methods or facilities and to change existing methods or facilities, to determine the quantity and quality of production, TO SCHEDULE WORK BY SHIFT AS IS
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APPROPRIATE, and the right to sub-contract work customarily performed in the
Company plant.

        D. The Company shall have the right to make and enforce reasonable rules and regulations as it may deem necessary for the purpose of maintaining order, safety and efficiency PROVIDED THE SAME ARE NOT IN CONFLICT WITH THE PROVISIONS OF THIS AGREEMENT. SUCH RULES SHALL BE ADMINISTERED FAIRLY AND CONSISTENTLY.

        E. THERE SHALL BE NO DISCRIMINATION IN REGARD TO CONDITIONS OF EMPLOYMENT BECAUSE OF RACE, COLOR, RELIGION, SEX, MARITAL STATUS, AGE NATIONAL ORIGIN OR PHYSICAL HANDICAP, PROVIDED THAT IT SHALL NOT BE CONSIDERED AS DISCRIMINATION UNDER THIS ARTICLE UNLESS IT IS ALSO DISCRIMINATION UNDER APPLICABLE FEDERAL OR STATE LAW.

                                  ARTICLE 3
                                  SENIORITY

        A. Seniority shall be deemed to consist of length of continuos service with the Company. In the application of principles of seniority as provided in the Agreement, the employee involved must have the ability, physical fitness, dependability, AND AVAILABILITY, and be otherwise qualified to perform the ESSENTIAL FUNCTIONS OF THE JOB WITH OR WITHOUT REASONABLE ACCOMMODATIONS. The Company will give preference to length of service if all other factors are substantially equal. Length of service in connection with an employees seniority shall be computed from the first date of hire, except that if there has been a break in his continuous service record as provided in this Agreement, seniority will then be computed from the last date of rehire.

        B. LOSS OF SENIORITY - An employees continuos service shall be considered broken and the employee shall lose seniority and all rights under this Agreement shall be forfeited except as otherwise specifically provided herein when the employee:

                1.   Quits

                2.   Is discharged

                3. Fails to report for work from layoff within six days when called by the Company by certified mail or telegram directed to his last address appearing on the Company's records, provided, however, that no employee shall lose seniority if failure to report to work is caused by sickness or accident and the Company is so notified within six working days. For the purpose of computing the six working days under this paragraph, the day the notice is sent shall not be included.

                4. Is absent for three (3) consecutive working days without notice to the Company, unless notification is beyond employees control. It is the employees

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responsibility to report his absence, even if such is done by a third party who must, like the absent employee, receive a CALL IN NUMBER from the main guard house of Personnel Office. Compliance with this paragraph is not to be construed to mean that excessive absenteeism will be tolerated.

                5. Is absent due to layoff, or disability, for a period in excess of his continuous service with the Company at the time of such layoff or disability, or in excess of ONE (1) year.

                6. Receives permanent total disability benefits under WorkERs Compensation or under a group insurance policy held by the Company.

                7.   Retires

                8. Fails to return to work on the first day following the end of an authorized leave of absence or fails to report prior to the expiration of said leave of absence his inability to return to work.

        C. CHANGE OF ADDRESS - Employees shall notify the Company in writing of any change of address. Employee will be given a copy of this change of address as a receipt. Should any question arise regarding an employees address, the last address appearing on the Companys records shall be considered true and correct.

        D. If an employee is transferred from the bargaining unit to a non-bargaining unit job, the Company may later transfer such employee back to the bargaining unit. In such case the employee shall maintain his previous seniority in the bargaining unit, but shall not accumulate seniority for the time he is outside the bargaining unit.

        E.   Seniority shall be plant wide by classification.

        F.   WORK ASSIGNMENT

                1. The Company will make assignments without restriction within a classification to qualified employees.

                2. Temporary Work assignments from one classification to another will be restricted to TWENTY (20) WORKING DAYS. The employee being transferred shall receive the higher rate of pay.

                3. The Company may assign employees out of seniority between shifts for a period of up to SIXTY (60) work days when needed for training, temporary workload, leave of absence, vacation replacement, changes in production line, LACK OF WORK, ABSENTEEISM, AND/or similar situations.



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                4.   Employees may make a written request in the Personnel
Office indicating a shift preference. The employee shall receive a copy as receipt. When an opening occurs for which the employee is qualified, he will be transferred in order of seniority. THAT JOB WILL THEN BE BACKFILLED BY SHIFT PREFERENCE AND SENIORITY BY THE QUALIFIED EMPLOYEE UNTIL NO SHIFT PREFERENCE REMAINS. ANY REMAINING OPENINGS WOULD THEN BE BID UPON BY CLASSIFICATION REQUEST. SHIFT PREFERENCE WILL TAKE PRECEDENCE OVER A CLASSIFICATION REQUEST. SHIFT REQUESTS WILL REMAIN ACTIVE FOR SIX (6) MONTHS FROM THE DATE RECEIVED IN HUMAN RESOURCES.

        G.  CHANGES IN THE WORK FORCE

                1. IN THE EVENT OF A LAYOFF, PROBATIONARY EMPLOYEES WILL BE LAID OFF FIRST. IF FURTHER LAYOFFS ARE NECESSARY, THE LAST PERSON HIRED WILL BE THE FIRST LAID OFF, PROVIDING THAT THE REMAINING EMPLOYEES ARE QUALIFIED IN THE JUDGEMENT OF THE COMPANY TO PERFORM THE WORK AVAILABLE.

                2. When increasing a classification after a layoff, the most senior qualified employee(s) on layoff FROM THAT CLASSIFICATION OR WITH A CLASSIFICATION CHANGE REQUEST, IF LAID OFF FROM A DIFFERENT CLASSIFICATION, will be recalled first. SHOULD AN EMPLOYEE WISH TO BE RECALLED TO A DIFFERENT CLASSIFICATION FROM WHICH HE WAS LAID OFF, HE MUST SUBMIT A REQUEST TO HUMAN RESOURCES PRIOR TO THE LAYOFF. THE MOST SENIOR QUALIFIED EMPLOYEE(S) ON LAYOFF WILL BE RECALLED FIRST.

                3. Employees facing a layoff from a classification may displace in other classifications provided they HAVE WORKED IN THE AFFECTED CLASSIFICATION PREVIOUSLY, HAVE PLANT SENIORITY, AND ARE OTHERWISE QUALIFIED AS DETERMINED BY THE COMPANY TO PERFORM THE WORK AVAILABLE.

                4. Employees being laid off will be given AT LEAST 16 working hourS notice.

                5. IN MAKING PROMOTIONS, DEMOTIONS, OR RECLASSIFICATION EXCEPT TO LEADER, THE MOST SENIOR EMPLOYEE(S) WITH THE ABILITY TO PERFORM THE WORK WILL BE PROMOTED, DEMOTED OR RECLASSIFIED PROVIDED THEY HAVE MADE A WRITTEN REQUEST IN THE PERSONNEL OFFICE FOR THE JOB IN QUESTION. THE EMPLOYEE WILL BE PROVIDED A COPY OF THE WRITTEN REQUEST AS A RECEIPT. NO MORE THAN 25% OF A CLASSIFICATION WITHIN A DEPARTMENT WILL BE ALLOWED TO BE DEMOTED IN A 60 DAY PERIOD. CLASSIFICATION CHANGE REQUESTS WILL REMAIN ACTIVE FOR SIX (6) MONTHS FROM THE DATE RECEIVED IN HUMAN RESOURCES.


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                6.   The Company shall have the right to select from each
classification qualified employees to serve as Leaders. Leaders shall be selected on the following basis: job skills; ability to lead, instruct, and direct the work of others; judgment; knowledge of plant operations; maturity; and seniority.

        H.   NOTIFICATION TO THE UNION

                1. The Company shall submit PERIODICALLY to the Business Representative and Chairman of Grievance Committee a list of all employees laid off, promoted, or recalled. The list will include the employees name, classification, and last date of hire.


                2. The Company shall furnish an updated seniority list each 90 days to the Business Representative, each Shop Steward and Chairman of Grievance Committee. The Company shall post the seniority list on bulletin boards at appropriate locations for employee use.

                3. Any error in seniority listings reported to the Company by the Union, upon showing of proof, will be corrected; however the Company will not be obligated for any application of retroactivity.

        I.   SPECIAL SHUTDOWNS SITUATIONS

                1. WHEN THERE IS A NEED FOR EMPLOYEES TO WORK DURING A PLANNED PLANT SHUTDOWN PERIOD, QUALIFIED EMPLOYEES IN THE NEEDED CLASSIFICATION AND DEPARTMENT WILL BE ALLOWED TO WORK IN ORDER OF SENIORITY. IF ADDITIONAL EMPLOYEES ARE NEEDED, EMPLOYEES WITH THE ABILITY TO PERFORM THE WORK WILL BE ALLOWED TO WORK IN ORDER OF SENIORITY. MAINTENANCE mechanics, electricians, and machinists may be required to work during vacation shutdowns, however, 10% of the employees in each classification will be allowed to take vacation during the shutdown period.

                2. IT IS UNDERSTOOD AND AGREED THAT WHILE OTHER PARAGRAPHS IN THIS AGREEMENT REFER TO PERMANENT OR INDEFINITE LAYOFFS, THIS SHALL NOT RESTRICT THE COMPANY FROM LAYING OFF A PERSON, A COST CENTER, A DEPARTMENT, A CLASSIFICATION, OR A SHIFT OF EMPLOYEES, ON A TEMPORARY BASIS, FOR A PERIOD NOT TO EXCEED FIFTEEN (15) WORKING DAYS BECAUSE OF BREAKDOWNS, SHORTAGES IN INVENTORIES, SHORTAGES IN ORDERS OR BUSINESS, CIVIL DISORDER, ACTS OF GOD, LABOR DISTURBANCES, LACK OF RAW MATERIALS, AND/OR OTHER NON-DELIBERATE ACTS OVER WHICH THE COMPANY HAS LITTLE OR NO CONTROL. HOWEVER, PRIOR TO ANY TEMPORARY LAYOFF, THE COMPANY WILL DISCUSS THE MATTER WITH THE UNION. THE COMPANY WILL NOT ABUSE ITS RIGHTS UNDER THIS SECTION.


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DURING THIS PERIOD, THE EMPLOYEES INVOLVED WILL HAVE NO RIGHT TO EXERCISE THEIR
SENIORITY.

                3. IN THE EVENT OF AN UNPLANNED SHUTDOWN, EMPLOYEES WILL BE SENT HOME BY SENIORITY, BY SHIFT, AND COST CENTER IN THE AFFECTED CLASSIFICATION(S).

                                  ARTICLE 4
                               PROBATION PERIOD

        A. Employees who are newly hired will be probationary for their first ninety (90) working days. A DAY WILL BE COUNTED AS A WORKING DAY ONLY WHEN THE EMPLOYEE WORKS EIGHT (8) OR MORE HOURS IN THAT DAY.

        B. After successfully completing the probationary period, and employees seniority shall be computed as of the date of initial hire in the current period of employment. The probationary period will be extended by the number of days a probationary employee is absent for any reason.

        C. Termination of employment during the probationary period shall not be made on the basis of a claim or grievance against the Company and there shall be no obligation to reemploy such person.


                                  ARTICLE 5
                               LEAVE OF ABSENCE

        A. THE COMPANY, AT ITS SOLE DISCRETION, MAY GRANT A LEAVE OF ABSENCE WITHOUT PAY FOR ANY REASON DEEMED ACCEPTABLE TO THE COMPANY FOR A PERIOD NOT TO EXCEED THIRTY (30) CALENDAR DAYS. AN EMPLOYEE MAY REQUEST, AND THE COMPANY MAY GRANT IN ITS SOLE DISCRETION, AN EXTENSION OF SAID LEAVE BY MAKING A WRITTEN APPLICATION FIVE (5) DAYS PRIOR TO THE END OF THE ORIGINAL LEAVE, SUPPORTED BY APPROPRIATE REASONS. THE MAXIMUM CUMULATIVE LEAVE UNDER THIS PARAGRAPH WILL BE THREE (3) MONTHS.

        B. EMPLOYEES MAY REQUEST A FAMILY MEDICAL LEAVE OF ABSENCE (FMLA) FOR THE PURPOSE OF REARING A NEWBORN, NEWLY ADOPTED OR FOSTER CHILD, TO CARE FOR A PARENT, PARENT-IN-LAW, OR CHILD WHO SUFFERS FROM A SERIOUS HEALTH CONDITION, OR DUE TO A SERIOUS HEALTH CONDITION THAT MAKES THE EMPLOYEE UNABLE TO PERFORM THE ESSENTIAL FUNCTIONS OF HIS JOB. EMPLOYEES REQUESTING A FAMILY MEDICAL LEAVE MUST COMPLETE A FAMILY MEDICAL LEAVE FORM WHICH IS AVAILABLE THROUGH THE HUMAN RESOURCES DEPARTMENT.


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        1.   ALL LEAVES OF ABSENCE UNDER FMLA WILL BE UNPAID, WITH THE EXCEPTION
        OF THOSE COVERED UNDER ACCIDENT AND SICKNESS, AND MUST BE TAKEN AFTER
        ALL UNUSED VACATION AND PERSONAL HOLIDAYS ARE EXHAUSTED.  FMLA LEAVES
        CAN BE TAKEN FOR UP TO TWELVE WEEKS, AND REQUIRE AN EMPLOYEE TO HAVE WORKED FOR AT LEAST 1,250 HOURS DURING THE PRECEDING TWELVE MONTHS IN ORDER TO QUALIFY. CERTIFICATION BY A PHYSICIAN OR MEDICAL PRACTITIONER MAY BE REQUIRED BEFORE THE APPROVAL OF LEAVE UNDER FMLA. WHERE FORESEEABLE, AN EMPLOYEE MAY BE REQUIRED TO GIVE THE COMPANY THIRTY (30) DAYS NOTICE PRIOR TO THE BEGINNING OF THE LEAVE.

        C. Employees away from their jobs because of a compensable disease or injury as defined by the Workers Compensation Act of Alabama will be given leave of absence and shall accrue seniority while on such leave.

        D. Any leave of absence obtained through false pretense shall be invalid and the employees absence shall be recorded as unauthorized and such disciplinary action shall be taken as the Company believes warranted.

        E. All applications for leaves of absence WILL BE SUBMITTED in writing by the employee and if approved or disapproved, the employee will be so notified in writing THROUGH THE UNIT MANAGER, SECTION MANAGER, MANUFACTURING MANAGER, AND/OR HUMAN RESOURCES MANAGER.

        F. Military Leave - MILITARY LEAVE WILL BE GRANTED TO EMPLOYEE(S) IN ACCORDANCE WITH APPLICABLE FEDERAL AND STATE LAW.

        G. BEREAVEMENT Leave - BEREAVEMENT leave will be granted to eligible full time Company employees in accordance with the following guidelines:

           Up to three days for the DEATH of the employees spouse, parents, son, daughter, or legal stepchildren.

           Up to two days for the DEATH of the employees sister, brother, grandparent, grandchildren, legal stepmother, legal stepfather, father-in-law, mother-in-law, son-in-law, or daughter-in-law.

           UP TO ONE DAY FOR the DEATH of the employees SPOUSES: GRANDPARENTS, BROTHERS, SISTERS, BROTHERS WIFE, OR SISTERS HUSBAND.


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           BEREAVEMENT LEAVE applies to days lost during the regularly scheduled
WORK WEEK, EXCLUDING WEEKENDS.

        H. JURY DUTY - AN EMPLOYEE REQUIRED TO SERVE ON ANY MUNICIPAL, COUNTY, OR FEDERAL JURY, (NOT GRAND JURY), WILL BE GIVEN A LEAVE OF ABSENCE FOR THE PERIOD THE EMPLOYEE IS REQUIRED TO SERVE ON THE JURY. DURING THE PERIOD OF JURY DUTY, THE EMPLOYEE WILL BE PAID THE DIFFERENCE BETWEEN JURY DUTY PAY AND A MAXIMUM OF EIGHT (8) HOURS OF STRAIGHT-TIME PAY PER SCHEDULED WORK DAY. SUCH DUTY TIME WILL NOT BE CONSIDERED AS TIME WORKED.

        1. THE EMPLOYEE MUST REPORT TO THE HUMAN RESOURCES DEPARTMENT PRIOR TO BEGINNING JURY SERVICE WITH A COPY OF THE JURY SUMMONS. IF JURY DUTY IS LONGER THAN ONE (1) WEEK, THE EMPLOYEE MUST REPORT TO THE HUMAN RESOURCES DEPARTMENT AT THE END OF EACH WEEK OF JURY DUTY.

        2. IF JURY DUTY IS A HALF DAY OR LESS ON A REGULARLY SCHEDULED WORKDAY, THE EMPLOYEE MUST BE AVAILABLE FOR WORK FOR THE BALANCE OF THAT DAY UNLESS EXCUSED BY THE HUMAN RESOURCES DEPARTMENT.

        3. WHEN AN EMPLOYEE PERFORMS JURY DUTY ON A RECOGNIZED HOLIDAY FOR WHICH HE WAS SCHEDULED TO WORK, THE EMPLOYEE WILL RECEIVE HOLIDAY PAY WITH NO DEDUCTION FOR JURY DUTY PAY FOR THAT DAY.

        4. ALLOWANCE FOR TRAVELING TIME OR OTHER EXPENSE ALLOWANCE GIVEN AN EMPLOYEE IN CONNECTION WITH JURY DUTY WILL NOT BE CONSIDERED JURY DUTY PAY.

        5. AT THE END OF JURY DUTY SERVICE, THE EMPLOYEE IS REQUIRED TO SUBMIT TO THE HUMAN RESOURCES DEPARTMENT EVIDENCE OF THE AMOUNT OF JURY DUTY PAY RECEIVED.

        I. Employees elected or selected to full time jobs in the local union, Federal IAM Credit Union or the International Union, which takes them from their employment with the Company shall upon written request to the Company receive a leave of absence, without pay, for a period equal to their tenure of employment. Upon completion of their leaves of absence during the existence of this Agreement, they shall be reemployed according to the length of continuous service, in work generally similar to that which they did last prior to leaving, at the wage rates existing in the plant at the time of their return provided such work is available for them according to their length of continuous

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service, and they are qualified to perform such work.  Length of continuous service shall accumulate during such leaves of absence.

        J. Leaves of absence without pay will be granted by the Company on three days written request of the Union, to Union representatives in a number not to exceed that allotted by the International Union in accordance with its constitution for the purpose of attending National Conventions, Union Schools, State Conventions, and other Union business, but in no event is the number to exceed eight (8) employees. The Union agrees to honor and respect the requirements of production in requests for leaves of absence for such delegates.

                                  ARTICLE 6
                             GRIEVANCE PROCEDURE

        A. Grievances are defined as any alleged violation of a specific AND EXPRESSED term of this agreement or dispute as to its interpretation or application when filed in accordance with the provisions of this article.

        B. Grievances as defined herein shall be settled promptly in the following manner:

        Step 1 - A grievance shall first be taken up verbally with the UNIT MANAGER. The grieving employee may request that a Shop Steward be present, and when requested, will be made available as soon as possible, but in no case LATER THAN THE END OF THE SHIFT. Grievances must be submitted within five (5) working days of the occurrence AND MUST BE A VIOLATION OF A SPECIFIC ARTICLE AND PARAGRAPH OF THE CURRENT LABOR AGREEMENT. An answer will be given within one working day of presentation of the grievance, otherwise it will be considered denied.

        Step 2 - If the grievance is not satisfactorily resolved in Step I, the Shop Steward shall reduce it to writing and present it to the HUMAN RESOURCES MANAGER for his written answer, but a grievance may not be presented in Step 2 beyond five (5) working days of the Step One (1) grievance answer. THE HUMAN RESOURCES MANAGER shall have five (5) working days to answer the grievance. Failure to do so will serve as denial and automatically move the grievance to the next step. Grievances shall be filed on a form provided by the Company.

        Step 3 - If no satisfactory settlement is reached in Step 2, a meeting will be held at a mutually established time between the VICE PRESIDENT - HUMAN RESOURCES, the Director of Manufacturing, or their representatives, the Union Grievance Committee, and a representative of the International Union. The Union must request such a meeting within ten (10) working days of the answer in Step 2, or the grievance will be considered abandoned. Both committees must have the authority to settle the grievance. THE VICE PRESIDENT OF HUMAN RESOURCES OR HIS REPRESENTATIVE will submit a written


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answer within five working days of the meeting.  Failure to do so will serve as denial and will automatically move the grievance to the next step. The Union grievance committee will be composed of three Shop Stewards and the Chairman of the Grievance Committee.

        C. In the event of multiple grievances involving substantially the same issue, only one grievance may be filed. Other employees may become parties to the grievance by signing a sheet attached to the grievance form.

        D. Grievances concerning discharge must be initially submitted at Step 3 within ten (10) days of the discharge.

        E. The Company will recognize up to one shop steward per one hundred employees but in no case fewer than three (3) shop stewards on the day shift and one on the OFF SHIFTS. Shop stewards and the Chairman of the Grievance Committee will be the last to be transferred or laid off from their classification.

        F. Grievances MAY BE WRITTEN AND FILED DURING THE LAST THIRTY (30) MINUTES OF THE SHIFT IN NON-WORK AREAS.

                                  ARTICLE 7
                                 ARBITRATION

        A. Should a grievance that involves the interpretation or application of a provision of this Agreement not be satisfactorily settled in accordance with Step 3 of the grievance procedure, it may be submitted to the first name of the following panel of arbitrators in sequence.

        1.   John Caraway
        2.   David W. Grissom
        3.   Dean L. Howell

        Should the panel be reduced by death, resignation or otherwise, the arbitrator shall be replaced by another chosen by mutual agreement between the Company and Union.
        The request for arbitration must be made AND SCHEDULED within TEN (10) days of the answer in Step 3, otherwise the grievance shall be considered settled on the basis of the last decision made by the Company and not be subject to further appeal. The fees and expenses of the arbitration shall be borne by the losing party.

        B. The decision of the Arbitrator shall be final and binding on the Company, Union, and the employee(s) involved. The arbitrator shall be limited to rendering an award which is remedial, and under no circumstances shall an employee be made more than whole. Unemployment Compensation, Workers Compensation, and any interim earnings, shall be deducted from any award for back pay. An employee shall not be eligible for back pay for more than twenty days prior to the first filing of the grievance in


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writing, and furthermore, no award for back pay shall exceed the amount of wages the employee would have earned at his regular straight time wage rate.

                                  ARTICLE 8
                    STRIKES, LOCKOUTS, AND WORK STOPPAGES

        A. The Union, its officers and members agree that for the duration of this Agreement there shall be no strike, sit downs, slow downs, stoppages of work or any acts of any nature which would interfere with production and no picketing of any kind, WHETHER PREDICATED UPON ECONOMIC ISSUES, ALLEGED GRIEVANCES, ALLEGED CONTRACT VIOLATIONS, ALLEGED UNFAIR LABOR PRACTICES, SYMPATHY FOR OTHER EMPLOYEES OF THE COMPANY OR OF ANY OTHER EMPLOYER, OR OTHERWISE. Failure or refusal on the part of any employee of the Company to comply with any and all provisions of this section shall be sufficient grounds for penalty or discharge. The Company agrees that for the duration of the Agreement there shall be no lockouts. A lockout as mentioned herein shall not be construed as the closing down of operation or any part thereof or curtailing any operations for business reasons.

        B. It is agreed that in the event of any such action as described above, the Union and its officers shall require all members to return to work, and immediately notify the employer that the action of the participants is unauthorized. The Union shall never countermand a Management order, the work will proceed as ordered, and complaints shall be handled through the grievance procedure.

                                  ARTICLE 9
                          HOURS OF WORK AND OVERTIME

        A. Nothing in this article shall be construed as a guarantee of hours of work for any period. FOR THE PURPOSES OF CALCULATING OVERTIME, THE NORMAL WORKWEEK FOR ALL EMPLOYEES SHALL CONSIST OF FORTY (40) HOURS SCHEDULED IN FIVE
(5) DAYS OF EIGHT (8) HOURS. THE COMPANY RESERVES THE RIGHT TO OPERATE ON A SIX (6) OR SEVEN (7) DAY BASIS. THE NORMAL WORKDAY SHALL CONSIST OF EIGHT (8) HOURS WITH A ONE-HALF (1/2) HOUR PAID MEAL BREAK. THE START OF THE NORMAL WORKWEEK WILL BEGIN AT 11:00 P.M. ON SUNDAY.

        B. Any hours worked in excess of 40 in a week or 8 in a day shall be paid at time and one-half (1 1/2). Any hours worked on Saturday shall be paid at time and one-half (1 1/2). Any hours worked on Sunday, with the exception of the hour between 11:00 P.M. and 12:00 Midnight, shall be paid at double time
(2x). This last hour, 11:00-12:00 shall be considered the first hour of the third shift, and shall be paid at the straight time rate. For all work performed on holidays according to Article 10, the employee shall receive holiday pay plus time and one-half (1 1/2). Employees called in


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for work when not regularly scheduled, will be paid a minimum of 4 hours at the appropriate rate.

        C. The Company will have the right to require overtime as needed, as follows:

        1. When overtime is needed, QUALIFIED employees within a classification and a cost center will be required to work. The Company agrees to administer an overtime list that contains the name and classification of each employee in his home cost center. The Company will attempt to equalize overtime by classification within a cost center and shift. QUALIFIED Employees with the least amount of overtime hours in a classification, cost center and shift will be given the first opportunity to work. Employees who are absent for any reason will be charged overtime hours for any overtime he should have otherwise worked. Employees refusing overtime will be charged as though they had worked. If the Company needs additional employee(s) to work overtime due to refusals, the employee(s) lowest on the overtime roster may be required to work. No employee will be required to work more than two (2) hours overtime in a regular work day, Monday through Friday inclusive.

        2. Newly hired employees shall be charged with the equivalent of the overtime hours of the highest employee in his cost center and classification plus two (2) hours. Employees who transfer or are reclassified from one home cost center to another will carry with them their charged overtime hours to the new cost center.

        3. ANY WORK ASSIGNED TO, PARTIALLY COMPLETED, BUT STILL IN PROGRESS BY AN EMPLOYEE OR GROUP OF EMPLOYEES AT THE END OF A SHIFT, WHICH WOULD RESULT IN AN EXCESSIVE LOSS OF PRODUCTION TIME TO TIE-IN OR INSTRUCT OTHER EMPLOYEES ON THE STATUS OF THE WORK REMAINING TO BE DONE, MAY BE CONTINUED BY EMPLOYEE(S) WHO HAVE BEEN PERFORMING THE WORK, IF THE WORK IS CONTINUED IN THE SAME DAY.

        D. There shall be no pyramiding of premiums or overtime pay and nothing in this Agreement shall be construed so as to require the payment of premium or overtime pay more than once for the same hours worked.

                                  ARTICLE 10
                                   HOLIDAYS

        A. The Company recognizes the following ten holidays in the calendar year: New Years Day, Good Friday, Independence Day, Labor Day, Thanksgiving Day, Friday after Thanksgiving, Christmas Eve, Christmas Day, AND TWO PERSONAL HOLIDAYS. The personal holidays must be scheduled one week in advance, and must not interfere with production. THE COMPANY WILL NOT BE OBLIGATED TO SCHEDULE MORE THAN 10% OF THE EMPLOYEES IN SAID CLASSIFICATION AND COST CENTER FOR PERSONAL HOLIDAYS. Conflicts about requests for personal holiday will be settled by seniority. With the exception of Christmas Eve and Christmas Day, holidays which fall on a Saturday will be observed on Friday; holidays which fall on Sunday will be observed on Monday. IF A HOLIDAY FALLS WITHIN AN EMPLOYEES VACATION PERIOD, SUCH HOLIDAY SHALL NOT BE CONSIDERED PART OF THE VACATION PERIOD. THE EMPLOYEE, SHALL, INSTEAD, RECEIVE AN ADDITIONAL DAY OFF WITH PAY, IF REQUESTED ONE WEEK PRIOR TO THE START OF THE VACATION PERIOD.

        B. All employees on the active payroll of the Company, except those excluded herein, shall receive eight (8) hours pay at his regular rate for holidays specified above.

        C. An employee, in order to be eligible to receive holiday pay must have worked his scheduled shift, unless excused by THE MANUFACTURING MANAGER, on the last work day immediately preceding and the first day immediately following such holiday. TO BE CONSIDERED EXCUSED FOR THE PURPOSE OF THIS ARTICLE, THE ABSENCE MUST BE ACCOMPANIED BY A WRITTEN PHYSICIANS EXCUSE.

        D. An employee shall not receive holiday pay if: such holiday occurs during an employees personal leave of absence; such holiday occurs during an indefinite layoff; such holiday occurs during a sickness or accident leave in excess of 30 calendar days; such holiday occur during a military leave in excess of 30 calendar days; such employee has not completed the probationary period.

        E. An employee who is scheduled to work on a holiday and fails to work, unless excused, shall not receive holiday pay for such holiday.

        F. The Company may, at its option, observe the above recognized holidays by closing the plant or scheduling work on them.

                                  ARTICLE 11
                               GROUP INSURANCE

        A. The following insurance plan will be in effect for the life of this agreement. The Company will secure insurance for employees and their dependents, and will pay for a portion of the costs. The employee shall pay $51.85 per month for employee only HEALTH coverage. Family HEALTH coverage will be $149.19 per month. Future premium increases will be shared by the Company and the employee ON A 50% COMPANY, 50% EMPLOYEE BASIS. SHOULD THE EMPLOYEE CONTRIBUTION REACH $60.00 PER MONTH FOR EMPLOYEE ONLY COVERAGE, THE COMPANY WILL PAY PREMIUM INCREASES ABOVE THAT AMOUNT. SHOULD THE EMPLOYEE FAMILY CONTRIBUTION REACH $175.00 PER MONTH FOR FAMILY COVERAGE, THE COMPANY WILL PAY PREMIUM INCREASES ABOVE THAT AMOUNT. NEW EMPLOYEES WILL BE ELIGIBLE FOR COVERAGE ON THE FIRST DAY FOLLOWING THE SUCCESSFUL COMPLETION OF THEIR PROBATIONARY PERIOD.

        The schedule on this page is intended to provide employees with an available reference and general outline of the benefits provided in the group insurance plan. For detailed information, refer to your group insurance plan booklet.

        1.   Life insurance - employee . . . . . . . . . . . . .$15,000

        2.   Accidental Death and Dismemberment
               employee  . . . . . . . . . . . . . . . . . . . .$15,000

        3. Weekly sickness and accident benefits - $125 beginning first day in case of accident, eighth day for sickness, except first day for sickness if hospitalized - employee only (reduced by amount received from Workmens Compensation). MAXIMUM OF TWENTY-SIX (26) WEEKS BENEFIT.

        4.   Health Plan

                1.   Lifetime Maximum - ONE MILLION DOLLARS

                2. Plan pays 100% after annual out-of-pocket covered expenses reach set limit of $2,000 per individual or $4,000 per family.

                3. Plan pays 80%. Insured pays 20% until reach limit of annual out-of-pocket covered expenses.

                4. Hospital confinement subject to annual deductible. If a private room is required by the attending physician, the plan will pay the most common daily rate for a semi-private room at 80%.

                5. Deductible of $300 per calendar year per individual, or $600 per family applicable to all other medical expenses, except those incurred due to treatment of an injury.

                6.   Other Features:

                     a. Psychiatric care for mental and nervous disorders reimbursed at 80% for in-patient care. Out-patient treatment covered at 50%. Lifetime maximum of $25,000. Maximum of one, thirty day calendar confinement per year.

                     b. In and out-patient surgery payable at 80% subject to deductible.

                     c. Second and third opinions for elective surgery covered at 100% of covered expenses incurred for the fee charged. Diagnostic laboratory or X-ray examinations also covered at 100% of expenses incurred.

                     d. Skeletal adjustments reimbursed at 80% following deductible. No maximums.

                     e. Alcohol and Drug Abuse treatment covered at 80% following deductible. Lifetime maximum of $25,000. Thirty day maximum per year for inpatient alcohol and drug abuse treatment.

                7.   Policy will include coordination of benefit clause.

                8. The plan includes a hospital pre-admission review program. Participants must comply with the pre-admission review procedure in order to receive the maximum level of eligible benefits under this group health plan. Failure to comply with applicable procedure will result in 50% reimbursement of covered expense associated with a non-certified hospital stay.

                9. Expense for generic prescription drugs will be reimbursed at 100% after the satisfaction of the calendar year deductible. IF A GENERIC IS AVAILABLE, AND THE EMPLOYEE REQUESTS A NAME BRAND DRUG IT IS REIMBURSABLE AT 50% AFTER SATISFACTION OF THE CALENDAR YEAR DEDUCTIBLE. IF THE PHYSICIAN REQUIRES A NAME BRAND DRUG IT WILL BE REIMBURSED AT 100% AFTER SATISFACTION OF THE CALENDAR YEAR DEDUCTIBLE.

                10.  Use of emergency room facilities covered at 80%.

                11. The following comprehensive medical benefits are payable at 100%.

                     a.   Diagnostic X-rays and Laboratory

                     b.   Pre-admission Testing Benefit

                     c. Home Health Care Benefit, up to 40 visits per calendar year.

                     d.   Hospice Care, up to $10,000 maximum

                12. THE BLUE CROSS/BLUE SHIELD OF ALABAMA PREFERRED MEDICAL DOCTOR PROGRAM (PMD) PROVIDES BENEFITS FOR PHYSICIAN SERVICES AND OUTPATIENT FACILITIES. THIS BENEFIT ONLY APPLIES IF THE EMPLOYEE SELECTS A PARTICIPATING DOCTOR OR OUTPATIENT FACILITY. THE EMPLOYEE PAYS $15 PER DOCTOR OFFICE VISIT OR SERVICE. THE DOCTOR CO-PAY FEE IS WAIVED FOR CERTAIN SERVICES AS OUTLINED IN THE PMD PLAN. THE EMPLOYEE PAYS A $25 FACILITY FEE FOR EACH OUTPATIENT SURGERY OR MEDICAL EMERGENCY UTILIZATION. THE FACILITY CO-PAY IS WAIVED FOR

                     ACCIDENT-RELATED SERVICE, DIAGNOSTIC X-RAY, LABORATORY AND PATHOLOGY SERVICES.

                13. FOR CONFINEMENTS IN A PARTICIPATING BLUE CROSS/BLUE SHIELD OF ALABAMA HOSPITAL FACILITY, THE PLAN PAYS COVERED EXPENSES AFTER THE INSURED PAYS A $250 DEDUCTIBLE PER HOSPITAL ADMISSION AND A $50 PER DAY CO-PAY FOR EACH REMAINING ELIGIBLE DAY. THE CO-PAYMENT APPLIES TO THE EMPLOYEES ANNUAL OUT-OF-POCKET LIMIT STATED ABOVE; THE CO-PAYMENT DOES NOT APPLY TOWARD THE CALENDAR YEAR DEDUCTIBLE(S).

        B.   In the event an employee who has qualified for coverage under this section is on approved leave of absence or on a leave of absence due to occupational injury or disease, the Company will continue to provide insurance coverage for the employee and dependents, provided that the employee continues to make his/her portion of premium costs during the leave.

        C. Employees who are laid off will have such coverage maintained for the month of layoff, PROVIDED THAT THE EMPLOYEE CONTINUES TO MAKE HIS/HER PORTION OF PREMIUM COSTS FOR THAT MONTH. In the event of a layoff extending beyond the month of a layoff, the employee may make provisions with the Company for a continuation of insurance coverage under the COBRA ACT (Comprehensive Omnibus Budget Reconciliation Act), provided the employee shall assume the cost of such coverage.

        D. A joint management/labor committee will be established to study insurance trends and methods to lower costs. Should this committee identify cost savings through changes in the plan or by additional cost-containment measures, it will have the right to present recommendations to management and the bargaining committee for possible changes. All cost savings realized as a result of these changes will be passed on to employees.

        E. A hospital self audit plan whereby employee receives 50% of savings from any error found, corrected and verified. The maximum an employee may receive is $500 per occurrence.

        F. An employee who has completed five years of continuous employment, and has reached the age of 62, and elects to retire, may continue to participate in Dorseys Group Life and Medical Insurance program by paying the established monthly premiums with the following stipulations:

                1.   Weekly disability benefits are excluded.

                2. Life insurance coverage is optional, but may be retained only if the retiree selects medical coverage.

                3. Retiree will give immediate notice and withdraw from the program should he become employed by another employer who provides medical insurance on his behalf.

                4. Retirees pay the same premiums for the specified coverage as are paid for covered employees. Premiums must be made payable to Dorsey Trailers, Inc., Elba, Alabama.

                5. Retirees must enroll in the plan at least 30 days before their effective date of retirement.

                6. Participation in the program will be discontinued on the earlier date of: the last day of the month in which he attains age 65 or the date he becomes eligible for Medicare.

                                  ARTICLE 12
                                  VACATIONS

        A. The vacation year for eligibility and service credit shall be from hiring anniversary date to anniversary date. Employees shall receive vacation time off and vacation pay according to the amount of their seniority with the Company, as stated below:

                SENIORITY                               VACATION
        After completing 1 year                         1 week

        After 2 years to 10 years                       2 weeks

        Over 10 years to 20 years                       3 weeks

        Over 20 years                                   4 weeks

        B. The Company will attempt to schedule shutdowns which will include July 4, and Christmas. Employees eligible for vacation must take their vacation during these periods. Any employee not permitted to take a vacation in accordance with this section will be allowed to schedule such vacation at a later date.

        C. EMPLOYEES WITH vacation days in excess of 2 weeks may TAKE one day at a time, provided the taking of vacation does not interfere with production AND IS SCHEDULED AT LEAST FIVE WORKING DAYS IN ADVANCE OF SAID VACATION.

        D. In the event the number of employees who schedule their vacation in any classification in any work week would impair production, the Company will not be obligated to schedule more than 10% of the employees in said classification and COST CENTER for vacation. EMPLOYEES MUST SCHEDULE VACATION AT LEAST FIVE WORKING DAYS IN ADVANCE OF SAID VACATION. Vacations will be scheduled by seniority.

        E.   Employees will accrue vacation credits as follows:

        MONTHS OF                                       MONTHLY
        SERVICE                 VACATION                ACCRUAL
        1-12 months             40 hrs. per yr.         3.333 hrs.

        13-108 months           80 hrs. per yr.         6.667 hrs.

        109-228 months          120 hrs. per yr.        10.000 hrs.

        229 and over            160 hrs. per yr.        13.333 hrs.

        F. Upon termination of employment, an employee shall be paid for any unused vacation time in accordance with the Company accrual system as specified above, except employees failing to complete 90 days service. Such payment will be made within 30 calendar days.

        G. An employee shall receive vacation credits for those months during which he worked at least eighty-nine (89) hours. Vacation pay will be based on the employees regular hourly rate in effect at the time his vacation commences. There shall be no vacation carry over past the vacation anniversary date. The employee shall be paid for any vacation not taken. If a holiday or holidays fall during an employees vacation, such employee shall receive holiday pay in addition to vacation pay.

                                  ARTICLE 13
                                   GENERAL

        A. Supervisory personnel or other personnel not covered by this Agreement shall not, at any time, perform work normally performed by employees in the bargaining unit, unless by agreement with the Union, except that supervisory personnel may perform such work necessary in case of emergency, research work, experimental work (pilot model), and for the purpose of instructing employees properly. IT IS FURTHER UNDERSTOOD THAT UNDER NO CIRCUMSTANCES WILL THE PERFORMANCE OF BARGAINING UNIT WORK BY NON-BARGAINING EMPLOYEES BE CONSIDERED AN ARGUABLE VIOLATION OF THIS AGREEMENT UNLESS THE PERFORMANCE OF SUCH WORK INITIATED THE LAYOFF OF BARGAINING

UNIT EMPLOYEES ON THE ACTIVE PAYROLL. The Company will use its best efforts to insure that the terms of this provision are understood and applied throughout the Company in keeping with the intent herein.

        B. Those employees working on shifts with as paid lunch period shall not receive any paid break period during said shift.

             1. Employees who are scheduled to work two or more hours prior to the start of their normal shift, will be granted a five minute break immediately preceding the start of such shift.

             2. Employees who are required to work overtime at the end of their eight (8) hour shift, will be granted a five minute break at the beginning of each two hours of overtime.

        C. An employee shall be expected to be at his work station ready for work at the beginning of his shift and shall be expected to continue working until the end of the said shift, or to the end of the overtime required, with the exception of break periods provided for in this Agreement.

        D. If an employee is especially notified and scheduled to start work four (4) hours or less before the starting time of his regular scheduled shift, within his assigned work week, he shall be given the opportunity to remain at work until the end of his regular shift.

        E. The Company agrees to make available to new hires within the bargaining unit a copy of the Labor Management Agreement. The Company will make a copy of the Labor Management Agreement, in effect, Available to all employees within 60 days after the Agreement is signed.

        F. Time spent by union negotiating committee on union business which would otherwise be spent working will be counted as time worked in computing vacation accruals

        G. Employees will be given a copy of any written notice issued to them. Likewise, the chairman of the Grievance Committee or his designee shall receive a copy of each written warning notice issued to bargaining unit employees. Warning notices shall be kept in an employees file permanently, but shall be considered inactive and void after 12 months. NO WRITTEN WARNING, 3 YEARS OR OLDER WILL BE USED AGAINST AN EMPLOYEE IN AN ARBITRATION CASE.

        H. It is understood and agreed that the Company will make weekly payroll deductions with weekly submission to the Credit Union of amounts authorized by employees under a payroll deduction plan for the operation of a IAM Federal Credit Union. A list of deductions and a check covering the total monies deducted will be dispatched to the Credit Union no later than Wednesday of the week following pay day on Friday. This list will provide a total of all monies deducted weekly from each employees wages.

        I. The Company agrees to provide bulletin boards at appropriate locations for the use of the Union and Credit Union for the purpose of legitimate business of interest to the employees as follows:

             1.   Notices of Union recreational and social affairs.

             2.   Notices of Union election.

             3.   Notices of Union appointments and results of elections.

             4.   Notices of Union Meetings

             5.   Notices of Union business.

             6. Any other notice which has been specifically approved in writing by the PERSONNEL MANAGER or his designee.

        J. During the existence of this Agreement, the Company, insofar as permitted by State and Federal Laws, will deduct out of the current net earnings payable to an employee, covered by this Agreement, union dues, an initiation fee, and a reinstatement fee upon receipt of and in accordance with a deduction authorization, duly executed by the employee, on a card as agreed upon between the Company and the Union and shall continue deductions until such authorization is duly revoked by the employee. Authorizations must be on a card before said authorizations will be accepted by the Company.

              1. Deductions from money due to the employee pursuant to this article will be made from the net earnings due the employee, payable to him on the second regular pay day each month, provided the Company has received such authorization and notice from the Financial Secretary of Local Lodge 1769, by the 25th day of the preceding month in which such deductions are made. There shall be only one remittance per month by the Company.

              2. In the event an employee does not have sufficient earnings due him on the second regular pay day in the month to cover the amount of said deductions for that month, the Company agrees to make such deductions from the earnings due the employee on the second regular pay day of the next succeeding month. Except as provided above, deductions for dues shall be for the current month only.

              3. Deductions shall be remitted to the Financial Secretary of the local union not later than 10 days following the pay day on which the deductions were made. The Company shall furnish to the Financial Secretary of the local Union at the same time, a list showing those members for whom deductions have been made and the amount thereof.

              4. Should an employee be promoted or transferred to a job not covered by this Agreement, the Company shall cease deducting dues from such employees wages. When ceasing to deduct dues for reasons cited in this paragraph, the Company will submit the names of such employees to the Financial Secretary of the local Union.

              5. In making deductions and remittance for initiation or reinstatement fees and dues to the Union, the Company is entitled to rely upon the notification of the Financial Secretary of Local 1769, of the amount of money due the Union by the employee. The Union agrees to and does hereby hold and save the Company harmless for any and all liability, responsibility or damage for any deduction, payment, authorization or notification as provided for in this Article, and assumes full responsibility for the disposition of the funds so deducted, when turned over to the Financial Secretary of the Union.

              6. THE COMPANY OR ANY UNION MEMBER WILL NOT INTERFERE WITH, RESTRAIN, INTIMIDATE, OR COERCE ANY EMPLOYEE BECAUSE OF MEMBERSHIP OR NON-MEMBERSHIP IN THE UNION. ALLEGED DISCRIMINATORY ACTION REPORTED TO THE COMPANY OR UNION OFFICIALS WILL BE INVESTIGATED AND IF CONFIRMED, CORRECTIVE ACTION WILL BE TAKEN.

        K. REPORTING PAY. An employee who is scheduled and reports for work at the scheduled time, without having been notified not to so report, shall be given four (4) hours work or pay thereof, at the regular hourly rate, except in case there is no work available, MATERIAL SHORTAGES, UNEXPECTED SITUATIONS AND/OR because of a strike or an act of God.

        L. CLEAN UP TIME. Employees will be allowed to clean up their work stations during a three (3) minute period immediately prior to the end of each shift. Once this is done the employees may use the remainder of the period to wash their hands and to prepare to leave the plant. Employees may not, however, line up at the clock until the signal at the end of the shift. Painters will be allowed an additional six (6) minute period (total of nine (9) minutes) to remove paint and accomplish the above.

        M. JOB DESCRIPTIONS FOR CLASSIFICATION TITLES COVERED BY THIS AGREEMENT SHALL BE DEVELOPED BY THE COMPANY. THEY SHALL BE MADE A PART OF THIS AGREEMENT AND WILL REMAIN IN EFFECT FOR THE DURATION OF THIS AGREEMENT.

                                  ARTICLE 14
                                TRUCK DRIVERS

        A.   D.O.T REGULATIONS.   Drivers will not be asked to make runs which
will violate D.O.T. Regulations. Drivers who falsify their logs and other D.O.T. documents will be subject to disciplinary action and possible discharge after verbal warning, written warning and one week suspension.

        B. Drivers are subject to Federal Motor Carrier Safety Regulations. Disqualifying offenses listed in U.S., D.O.T., title 49, paragraph 391.15 are considered to be termination type offenses, and will subject drivers to discharge. This includes D.O.T. mandatory drug testing.

        C. Failure to pass I.C.C. physical examination will render a driver ineligible to drive.

        D. OFFICIAL MILEAGE. The Company agrees to use the latest official published Rand-McNally Standard Highway Mileage Guide, as it may be revised from time to time, over routes specified by the Company for the computation of pay. It is further agreed that the Company pay for all toll charges when drivers are authorized to run toll roads. The driver shall upon request, have access to the records on which his mileage and stops are logged so as to ascertain that proper payment has been made.

        E.   DISPATCH PROCEDURE.   Trips will be assigned on a First-in,
First-out basis, with trips of less than 250 miles (one way) to last-in-first. No trips will be held over until the next day in order to give a privileged driver a preference of more or better trips. Trips shall be assigned in accordance with the above procedure on the day the trips are available for departure. Atlanta, Georgia, will be considered a short trip.

             1. Drivers out on short trips previously signed in will be assigned long trips, if available for such trip.

             2. No driver will be assigned more than one trip, except that during peak periods, when there are enough long trips available for all incoming drivers the Company may assign drivers to both a long and a short trip.

             3.   After 5:00 P.M. Monday through Friday and on Saturday,
                  Sunday, and holidays, the unassigned trips will be posted in the guard house at the Traffic Department. Drivers will log in at the guard house at the Traffic Department upon arrival and will have their choice of available long trips in order of arrival. If only short trips are available, first-in drivers will have their choice of short trips in order of arrival.

             4. A long trip shall be considered to be anything over 500 miles round trip; however, trips which involve deliveries to maintain specific commitment delivery dates or pickups which originate in connection with the return of material, supplies or other items necessary for the profitable operation of the plant, may be assigned to any available driver, if on sign in book and properly noted.

        F. Drivers removed from the sign in book, for any excusable reason (including out of hours), will be put back on the sign in book, upon notification to the dispatcher that he is available for work. He will, however, have the least trip selection rights of available drivers at the next dispatch meeting, i.e., he will follow available drivers for trip selection, to include long and short trips.

        G. The following payments will be made to truck drivers in addition to the mileage rates. The hourly rate in all cases will be $8.90 per hour.

            1. On outbound and inbound trips requiring parts drops and/or material or parts pickup, except for the original or final destination, the Company will pay 3/4 hour pay for each such drop or pickup. On trips requiring two drivers (double), the payment is to be split equally.

            2. Drivers will be paid 3/4 hour pay for chaining down a multi-unit load of trailer units. On trips requiring two drivers (double), the payment is to be split equally.

            3. When a driver is unable to drive 10 hours in a 24 hour period due to a bonafide layover that is not the fault of the driver, he will be paid the hourly rate to make up the 10 hours. Drivers must obtain prior clearance from the Company in order to be eligible for this pay. Drivers will not be paid any layover time while on mandatory layover pursuant to ICC regulations.

            4. Drivers will be paid for additional mileage necessary to obtain fuel or repairs from leasing company facilities if directed by the company.

            5. On racking trips, each driver will be paid a racking fee of 1/2 hour pay, provided that the drivers rack the tractors at the beginning of the racking trip, and unrack them at the completion of the trip.

            6. Drivers weekly pay will be itemized and given to the driver with his pay check.

        H.  VACATIONS.   Vacations will be in accordance with Article 12, and
will be based on average weekly earnings during previous calendar year, less overtime.

        I. PHYSICAL EXAMINATIONS. The Company will select the physical examiner and will pay the cost of any examination required by the Company.

        J.  PAYMENT OF LABOR.   The Company agrees to reimburse the driver for
money spent in hiring, upon direction by the Company, the necessary help to load or unload truck, exercised reasonably.

        K.  MAINTENANCE.   Drivers reporting for work who are required to wait
on a trip due to needed maintenance on his tractor or trailer will be paid layover pay at the applicable rate, not to exceed four hours, in the event that he is not assigned to another tractor or trip.

                                  ARTICLE 15
                               SAFETY & HEALTH

        A. Before an employee returns to work after a serious injury or illness, the employee must furnish the Personnel Office a certificate signed by a physician showing that he is physically fit to return to work. The Company reserves the right to require a second opinion from the Company Doctor at Company expense. A Doctors certificate will not be required on daily absences due to sickness or injury of less than three (3) consecutive days.

        B. The Company shall provide appropriate annual medical examinations by the Company physician and at Company expense for employees doing sandblasting, painters, foamers, and welders who are exposed to toxic substances. Such examination shall be given on Company time and at Company expense. Where necessary, transportation shall be furnished by the Company.

        C. The Company agrees to allow a qualified Union representative to tour the plant along with Company safety representatives on safety inspection tours or any other safety inspection ON A MONTHLY BASIS. If the Union representative is an employee this shall be without loss of pay.

        D. The Company agrees to provide at no cost, painters coveralls to each employee classified as a painter.

        E. The Company agrees to provide at no cost, one (1) pair of welding gloves on November 1 and May 1 of each year to each employee in the classifications of Welder and Maintenance Mechanic.

        F. The Company shall give all employees a list of tools of the trade appropriate to the employees job classification, which the employee will be required to furnish and maintain.

        G. THE COMPANY WILL PROVIDE FOR AN EYE EXAMINATION AND ONE PAIR OF PRESCRIPTION SAFETY GLASSES ONCE EVERY 24 MONTHS.

                                  ARTICLE 16
                                   PENSIONS

        A. During the term of this Agreement, the Company shall contribute twenty (20) cents per hour for reach hour worked for each employee in the bargaining unit to the I.A.M. National Pension Fund, Benefit Plan B.

        B. The Company shall continue contributions based on a forty (40) hour work week while an employee is off work due to paid vacations and paid holidays.

        C. The Company shall commence contributions at the completion of the employees probationary period, but no later than sixty (60) days after the date of hire.

        D. The I.A.M. Lodge and the Employer adopt and agree to be bound and hereby assent to, the Trust Agreement dated May 1, 1960, as amended, creating the I.A.M. National Pension Fund and the Plan rules adopted by the Trustees of the I.A.M. National Pension Fund in establishing and administering the foregoing Benefit Plan pursuant to the said Trust Agreement, as currently in effect and as the Trust and Plan may be amended from time to time.

        E. The parties acknowledge that the Trustees of the I.A.M. National Pension Fund may terminate the participation of the employees and the employer in the Plan if the successor collective bargaining agreement fails to renew the provisions of this Pension Article, other than to increase the Contribution Rate or to add job classifications or categories of hours for which contributions are payable.

        F. This Article contains the entire agreement between the parties regarding pensions and retirement under this Benefit Plan and any contrary provisions in this Agreement shall be void. No oral or written modification of this Agreement shall be binding upon the Trustees of the I.A.M. National Pension Fund. No grievance procedure, settlement or arbitration decision with respect to the obligation to contribute shall be binding upon the Trustees of the said Pension Fund.

        G. Contributions shall be made no later than the twentieth (20th) of each month covering payroll period endings in the previous month.

                                  ARTICLE 17
                      JOB CLASSIFICATION AND WAGE RATES

        A.      CLASSIFICATION                        WAGE RATES

                                        5/1/93          5/1/94          5/1/95
        Machinist . . . . . . . . . .   10.11           10.44           10.76
        Electrician . . . . . . . . .   10.00           10.33           10.65

        Foamer  . . . . . . . . . . .    9.73           10.06           10.38
        Refrigeration . . . . . . . .    9.73           10.06           10.38
        MAINTENANCE MECHANIC  . . . .    9.69           10.02           10.34
        Auto Mechanic . . . . . . . .    9.69           10.02           10.34
        ALUMINUM Welder . . . . . . .    9.69           10.02           10.34
        STEEL Welder. . . . . . . . .    9.69           10.02           10.34
        SERVICEMAN. . . . . . . . . .    9.69           10.02           10.34
        MATERIAL EXPEDITOR  . . . . .    9.60            9.93           10.25
        QUALITY SPECIALIST  . . . . .    9.60            9.93           10.25
        Painter   . . . . . . . . . .    9.52            9.85           10.17
        Fabricator  . . . . . . . . .    9.52            9.85           10.17
        Assembler . . . . . . . . . .    9.30            9.63            9.95
        UTILITY TRUCK DRIVER. . . . .    9.30            9.63            9.95
        Warehouseman. . . . . . . . .    9.30            9.63            9.95
        JANITOR . . . . . . . . . . .    9.30            9.63            9.95
        SURFACE PREPARER. . . . . . .    9.30            9.63            9.95
        Truck Driver  . . . . . . . .
                1.   Single             .2455           .2542           .2626
                2.   Double             .1964           .2033           .2100
                3.   Holiday             9.42            9.75           10.07
                4.   Non driving Pay     9.42            9.75           10.07

        B. Leader will be paid 50 cents per hour more than his classification rate.

        C. Newly hired employees will be paid according to the schedule as outlined below:
                1.   Hiring rate - $1.50 less than the rate of classification

                2.   After 90 days - $1.00 lass than the rate of classification

                3.   After 1 year - $.75 less than the rate of classification

                4.   After 18 mo. - $.50 less than rate of classification

                5.   After 24 mo. - To rate of classification

        D. A shift premium will be paid of 15 cents per hour for the second shift and 19 cents per hour for the third shift.

        E.   Employees will be paid weekly on Company time.

        F. The term regular rate means the employees straight time hourly rate plus any shift premium pay or Leader pay.

        G. THE COMPANY RESERVES THE RIGHT TO DEVELOP AND IMPLEMENT A GAINSHARING PLAN. UNDER NO CONDITION WOULD SUCH A PLAN REDUCE THE WAGE SCHEDULE CONTAINED HEREIN.

                                  ARTICLE 18
                              COMPLETE AGREEMENT

        A. The parties having fully discussed or having had an opportunity to discuss and resolve between themselves all matters which might be made the subject of collective bargaining agree that any such matters not expressly covered by the language of the Agreement, are hereby waived by the parties for the term of this Agreement. The Union expressly waives all right to bargain with the Company with respect to any economic or non-economic demand for the term of this Agreement. This writing constitutes the complete understanding and there are no side agreements or understandings not herein included.

        B. The waiver of any breach or condition of this agreement by either party shall not constitute a precedent for any further waiver of such reach or condition.

        C. This contract is to be gender neutral. That is, use of the word he, him shall be construed as applying equally to women, and as including female pronouns unless the context clearly indicated otherwise.

                                  ARTICLE 19
                            DURATION OF AGREEMENT

        This agreement shall be effective from May 1, 1996 to May 1, 1999 and shall automatically renew from year to year thereafter unless written notice of termination is given at least sixty (60) days prior to the expiration date by either of the parties.

        The notification to be effective must be received by the other party at its regular business address by MARCH 2, 1999.



FOR THE COMPANY                                 FOR THE UNION

/s/ DONALD E. SWANSON                           /s/ B.R. BRONNELL
----------------------                          -----------------------
/s/ WILLIAM HALL, JR.                           /s/ HAROLD BANNIN
----------------------                          -----------------------
/s/ KENNY D. SAWYER                             /s/ FLOYD WAMBLES
----------------------                          -----------------------
                                                /s/ ROBERT W. HOORISON
                                                -----------------------
                                                /s/ ROY T. BROOKS JR.
                                                -----------------------
                                                /s/ CHARLES E. FREE
                                                -----------------------